Exhibit 99.1
NEWS RELEASE

CONTACTS:	César M. García,
Chairman and Chief Executive Officer
IRIS International, Inc.
818-527-7000
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848
FOR IMMEDIATE RELEASE:
IRIS International Appoints Dr. Richard A. O’Leary as Corporate Vice President,
Human Resources and Administration
Brings More Than 27 Years of Human Resource Leadership Experience With Multi-billion Dollar Companies
CHATSWORTH, Calif., February 15, 2010 — IRIS International, Inc. (NASDAQ GM: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables for use in hospitals and commercial laboratories worldwide, and a provider of high value personalized diagnostics testing services through its CLIA certified molecular diagnostics laboratory, today announced that it has appointed Dr. Richard A. O’Leary to the newly created position of Corporate Vice President, Human Resources and Administration, effective February 14, 2011. Dr. O’Leary joins IRIS with some 27 years of senior executive human resources and corporate management experience, having served with such companies as Corning Incorporated, Cytometrics, Owens Corning, and Public Service Electric & Gas (PSE&G). Reporting directly to César M. García, Chairman, President and Chief Executive Officer of IRIS, Dr. O’Leary will oversee all human resource functions for the Company’s domestic and international operations with responsibility for the planning and implementation of key human resource initiatives, as well as improved integration across each of the Company’s business units.
“Dr. O’Leary brings to this new position at IRIS a wealth of experience with large international companies and adds an important skill set to our senior management team at a time when IRIS, with some 375 employees worldwide and growing, is poised for continued growth in its profitable core business while also expanding into new business opportunities. Dr. O’Leary’s experience with diagnostics and high technology companies, and his proven global human resource experience and extensive track record in business integration and the implementation of leadership and organizational development programs, will play an important role as we continue our expansion program. We look forward to his contributions and leadership as a key member of our senior executive team,” said Mr. García.
“IRIS at this point in its corporate development has developed a rich management style of intellect, creativity, diversity and collegiality, and a group of senior executives who take seriously the task of mentoring newer and often younger associates. With its dominant core position in urinalysis worldwide and its pipeline of new product opportunities, the need for effective human resources strategies and effective pay for performance programs throughout the organization becomes an important part of the business and an exciting opportunity for me,” said Dr. O’Leary. “I look forward to contributing to and participating in the continuing growth of IRIS and am pleased at the opportunity.”
Dr. O’Leary, since 2001, was with Corning Incorporated (NYSE: GLW), the world leader in specialty glass and ceramics, where since January 2009 he served as Global Director Human Resources, International Regions and, prior to that, as Director of Human Resources, Development, Engineering and Legal. Prior to Corning, from 1997—2001, he was Vice President, Human Resources of Cytometrics, Inc., a privately held medical device company. Before that, from 1995—1997, he was Director, Leadership Development & Organizational Effectiveness for Owens Corning (NYSE: OC), a multi-national corporation with revenue of more than $5 billion. In addition, Dr, O’Leary held several senior human resource and/or senior executive positions at Public Service Electric & Gas (PSE&G), Devereaux Foundation and Health Management Systems, and Health Circle, a Blue Cross HMO servicing more than 35,000 members. Since 1987, Dr. O’Leary has served in the Delaware Air National Guard, where he is currently Human Relations Officer and Lieutenant Colonel of the United States Air Force.

He is also a member of the Adjunct Faculty — Family Practice of the University of Medicine & Dentistry of New Jersey- School of Osteopathic Medicine. He is the recipient of numerous awards including the Western Michigan University Distinguished Alumni Award and the Corning, Inc. President’s Excellence Award. Dr. O’Leary earned a Doctor of Education degree from Western Michigan University, and a Master of Education and Bachelor of Arts from the University of Delaware.
About IRIS International
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 3.000 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
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